Exhibit 99.1

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

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THE PEOPLE OF THE STATE OF NEW YORK	:
by ELIOT SPITZER, Attorney General of
the State of New York,	:
Plaintiff,	: COMPLAINT

-against-	: Index No.
:

MARSH & McLENNAN COMPANIES, INC.
AND MARSH INC.,	:
Defendants.	:
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1. Plaintiff, the People of the State of New York, by Eliot Spitzer, Attorney General of the State of New York (“Attorney General”), complaining of the above-named defendants, alleges upon information and belief, that:

PARTIES

2. This action is brought by the Attorney General on behalf of the People of the State of New York based upon his authority under Articles 22 and 23-A of the General Business Law, § 63(12) of the Executive Law, and the common law of the State of New York.

3. Defendant Marsh & McLennan Companies, Inc. (“MMC”) is a Delaware corporation with its principal place of business in New York County, New York.

4. Defendant Marsh Inc. (together with MMC, “Marsh”) is a Delaware corporation and is a wholly owned subsidiary of MMC, with its principal place of business in New York County, New York.

PRELIMINARY STATEMENT

5. Marsh is the largest provider of insurance brokerage and consulting services in the world. It holds itself out to its clients as a trusted expert in the analysis and placement of insurance policies. Businesses and individuals who need insurance retain Marsh to help them design an insurance plan and negotiate with insurance companies to get the best mix of coverage, service, financial security and price.

6. According to Marsh, “Our guiding principle is to consider our client’s best interest in all placements.” It boasts, “We are our clients’ advocates, and we represent them in negotiations. We don’t represent the [insurance companies].” [Marsh-NY 32815]1

7. The facts show otherwise. Since at least the late 1990s, Marsh has designed and executed a business plan under which insurance companies have agreed to pay Marsh more than a billion dollars in so-called “contingent commissions” to steer them business and shield them from competition. Styled as payments for nebulous “services,” the agreements to pay these commissions were called “placement service agreements,” (“PSAs”) and, most recently, “market services agreements” (“MSAs”), by Marsh.

8. Whatever the agreements were named, they created an improper incentive for Marsh. As one Marsh executive told his subordinates, the size of the contingent commission payments to Marsh determines “who [we] are steering business to and who we are steering business from.” [Marsh-NY 17870] In another instance, during discussions with an insurance company president seeking to expand her firm’s sales, a Marsh executive did not advise her to provide a better product to Marsh’s clients; instead, he told her that she would need to enter into a contingent commission agreement paying Marsh an amount that was “above market.”

[1]	Bracketed citations refer to documents attached as exhibits hereto.

9. At times, Marsh’s plans to maximize the profits it received from contingent commission agreements went even further: it designated winners. Marsh solicited — and obtained — fictitious high quotes from insurance companies in order to deceive its clients into believing that true competition had taken place. It promised to protect insurance companies from competition, and did so. And it threatened to hurt the business of those who thought of truly competing for particular pieces of business.

10. This business plan was phenomenally profitable. For example, it has been reported that in 2003 alone, approximately $800 million of Marsh’s earnings were attributable to contingent commission payments. That year, Marsh overall reported approximately $1.5 billion in net income. Marsh, however, has never disclosed to its shareholders how contingent commissions constitute the lifeblood of its business. Jeffrey Greenberg, the Chief Executive Officer of Marsh, has stated: “We don’t break out contingent commissions. That is not separately enumerated because it is part of our business model . . . ..” [July 28, 2004 Analyst Conference Call Transcript]

11. The losers in all of this, of course, are Marsh’s clients and the marketplace for insurance, which Marsh has corrupted by distorting and elevating the price of insurance for every policyholder. Other victims here are Marsh’s own shareholders, who have never been told that hundreds of millions of dollars of Marsh’s profits derive from illegal activities.

JURISDICTION

12. The State of New York has an interest in the economic health and well-being of those who reside or transact business within its borders. The State also has an interest in assuring the presence of an honest marketplace in which economic activity is conducted in a competitive manner, without fraud, deception or collusion, for the benefit of marketplace participants. In addition, the State has an interest in ensuring that the marketplace for the trading of securities functions fairly with respect to all who participate or consider participating in it. The State also has an interest in upholding the rule of law generally. Marsh’s conduct injured these interests.

13. Thus, the State of New York sues in its sovereign and quasi-sovereign capacities, as parens patriae, and pursuant to Executive Law § 63(12), General Business Law §§ 340 et seq. (the Donnelly Act) and General Business Law §§ 352 et seq. (the Martin Act). The State sues to redress injury to the State, and to its general economy and residents, as well as on behalf of: (1) persons who purchased insurance brokerage services from Marsh; and (2) persons who purchased, sold or held shares of Marsh during the period in which the cited acts occurred. The State seeks disgorgement, restitution, damages including punitive damages, costs, and equitable relief with respect to defendants’ fraudulent, anti-competitive and otherwise unlawful conduct.

FACTUAL ALLEGATIONS

A. The structure of the insurance industry

14. There are basically three types of entities in the insurance market. First, there are clients: companies and individuals seeking to purchase insurance for their businesses, employees or themselves. Second, there are brokers and independent agents (collectively “brokers”), hired by clients to advise them as to needed coverage and to find insurance companies offering that coverage. Brokers represent the client, obtain price quotes, present the quotes to the client, and make recommendations to the client that include factors other than price, such as differences in coverage, an insurance company’s financial security, or an insurance company’s reputation for service or claims payment. Third, there are insurance companies. They submit quotes to the brokers and, if selected by the client, enter into a contract to provide insurance for that client’s risk.

15. In this structure, the client makes two types of payments: (1) it pays its broker an advisory fee or a commission for locating the best insurer, and (2) it pays the chosen insurance company premiums for the coverage itself. When the client pays a commission this is usually accomplished in one check to the broker, with the broker deducting the commission and forwarding the premium to the insurance company. Sometimes clients — particularly large commercial clients — break out the broker’s fee and pay it directly to the broker.

16. In addition to the first commission payment described above, brokers sometimes receive another kind of payment, as well, but not one from the clients. These are called contingent commissions and come from insurance companies pursuant to arrangements generally known as contingent commission agreements. The precise terms of these agreements vary, but they commonly require the insurance company to pay the broker based on one or more of the following: (1) how much business the broker’s clients place with the insurance company; (2) how many of the broker’s clients renew policies with the insurance company; and (3) the profitability of the business placed by the broker.

17. In the late 1990s, Marsh began to call these agreements “Placement Service Agreements” or “PSAs.” After recent public scrutiny, it has renamed them “Market

Services Agreements” or “MSAs,” contending that they do not reflect payment for “a specific transaction or placement” but relate instead to the “services we provide” to insurance companies. Unbeknownst to Marsh’s clients, these “services” include steering business to complicit and profiting insurance companies by, among other things, rigging bids and fixing prices.

B. Marsh falsely tells its clients that it is their “advocate” and that its “guiding principle” is “our client’s best interest.”

18. Marsh’s insurance brokerage business alone has approximately 42,000 employees in 410 offices located in over 100 countries. Marsh cites its size and sophistication as a primary reason to hire the company. Marsh holds itself out as a trusted advisor that can help its clients assess their insurance needs and locate the best available insurance. At least in performing this function, Marsh acts as an agent and fiduciary for its clients.

19. Marsh emphasizes that it works for its client, not for the insurance companies. For example, in a document created to assist employees in responding to client questions, Marsh has written: “Our guiding principle is to consider our client’s best interest in all placements. We are our clients’ advocates and we represent them in negotiations. We don’t represent the [insurance companies].” [Marsh-NY 32815] This purported “guiding principle” figures prominently in Marsh’s marketing materials. For example, in Marsh’s “Response to RFP” for the Greenville County School District in South Carolina — where Marsh’s steering and bid manipulation was plainly evident — Marsh provided a graphic titled, “Client Loyalty Pyramid.” The document states that its “approach to client service begins with establishing credibility and trust. . . .” Marsh also refers to itself in these materials as Greenville County’s “trusted business partner” and “not simply an insurance agent.” [Response to RFP for Greenvill County School District]

20. In fact, a central part of Marsh’s business plan is to promote the interests of insurance companies with whom they have contingent commission agreements. When Marsh steers business to the favored insurance companies, those insurance companies, in turn, pay Marsh higher fees. When Marsh helps favored insurance companies retain their existing business at renewal time, those insurance companies pay Marsh higher fees. When Marsh steers more profitable business (policies with low claims ratios) to favored insurance companies, those insurance companies pay Marsh higher fees. And when the clients pay higher premiums, volume and profitability rise — again increasing Marsh’s fees.

21. So Marsh does not, as it contends, always “consider their client’s best interest.” Nor is Marsh truly its clients’ disinterested “advocate.” To the contrary, Marsh primarily represents its own interests and those of its favored insurance companies. Both the insurance companies and Marsh profit because of their common interest, a common interest created by the contingent commission agreement.

22. Marsh further instructs its employees to describe the company as an advisor and honest conduit for information, but one that leaves the final decision to the client: “In fact, Clients are the only ones who have the authority to make the decisions on the terms and conditions of a program and the [insurance companies] selected to handle the program. . . . In all cases, clients make the final decision on the [insurance company] chosen to handle their business.” [Marsh-NY 32815]

23. In many instances, however, the client is making a misinformed “final decision” on insurance coverage. As set forth below, Marsh has repeatedly provided clients with false and inflated quotes. It frequently designates a winner, and then solicits inflated bids from other insurance companies, who provide such bids, knowing that later they themselves will have a turn to get business without meaningful competition. A choice made by a client under these circumstances has been made under false pretenses created by both Marsh and the complicit insurance companies.

24. Apparently aware of the patent conflict of interest posed by an agent taking payments from vendors (the insurance companies) seeking to sell a service to its master (the client), Marsh asserts that it has erected an information barrier to prevent contingent commission agreements from influencing its recommendations: “Our Client Executives and advisory staff is [sic] unaware of our specific [contingent commission agreements], thereby further removing their ability to have these arrangements influence their recommendations.” [Marsh-NY 32815]

25. As set forth below, the information barrier that Marsh describes simply does not exist. To the contrary, steering business to contingent commission-paying insurance companies is fundamental to Marsh’s business plan.

C. Marsh’s “disclosure” of its contingent commission agreements is false and misleading.

26. While Marsh has disclosed the existence of contingent commission agreements since at least 1998, it has consistently concealed their true nature. Marsh describes contingent commission agreements (recently renamed “MSAs”) to its clients and the public as follows:

Market Services Agreements (MSAs) are agreements that cover payment for the value brokers provide to insurance carriers and are based primarily on premium volume or growth. Brokers principally provide insurers with distribution networks, which facilitate the delivery of business, and are also uniquely positioned to provide insurers with intellectual capital, product development, technology, and other administrative and information services. These capabilities make the overall marketplace more efficient and competitive, which, in turn, benefits Marsh’s clients. [“Market Service Agreements” at www.msa.marsh.com]

These “services” are illusory. The “distribution” Marsh cites is not a “service” but rather a necessary concomitant of Marsh going to the market on behalf of its clients, something that Marsh is duty bound to do as its clients’ agent and fiduciary — and for which Marsh is compensated by legitimate fees and commissions from the client. The fact that Marsh’s clients ultimately buy from the insurers creates no additional “service” by Marsh to the insurers. Nor do the other vague “services” mentioned (such as “intellectual capital”) justify any of the $800 million that Marsh received last year in contingent commissions.

27. In fact, the “service” that Marsh provides pursuant to its contingent commission agreements is to steer business to the insurance carriers. As explained below, contingent commissions have an enormous impact on where Marsh places business on behalf of its clients. Yet Marsh’s disclosure is silent as to the actual purpose and effect of its contingent commission agreements.

28. Marsh’s disclosure to investors is no better. Marsh has never revealed to the investing public the true nature of contingent commissions or the huge role they play in Marsh’s earnings. This is illustrated by CEO Greenberg’s answer to a question about the role of contingent commissions in Marsh’s earnings:

We don’t break out contingent commissions. That is not separately enumerated because it is part of our business model and so I can’t really help you there.

When asked about the impact on Marsh of a possible “drastic change” in how it receives contingent commissions, Mr. Greenberg said:

We think that the most important issue and I have said this before is that we provide services for which we expect to be compensated and there are various ways that one can be compensated. The way in which we handle it today is [contingent commissions] but if we found that we needed to change the method of compensation, we would do so. The principal being that we are going to be compensated for our services. [July 28, 2004 Analyst Conference Call Transcript]

D. Marsh’s business plan has been to increase its contingent commission income by steering clients to favored insurance companies.

29. According to Marsh’s public filings, in 2003 it had profits of over $1.5 billion. Marsh does not disclose how much of that amount was generated through fees paid by clients and how much was generated by insurance company contingent commission payments. A Marsh official has stated to this office that, in 2003, contingent fees paid by insurance companies amounted to approximately $800 million. These payments, for which there is little or no overhead, are extremely profitable.

30. The enormous size of these profits is not happenstance, but the result of careful planning. Marsh reconfigured its brokerage business, centralizing power in a group based in Manhattan. Marsh created lists of those insurance companies whose products its employees were to sell more vigorously to clients, lists based not on price or service, but on the amount of money the insurance companies would pay Marsh. It rewarded those employees who sold clients more insurance from these complicit insurance companies, and it chastised those who did not.

31. By way of brief background, during the 1980s and 1990s, the insurance brokerage industry underwent a period of consolidation. Through acquisition and internal growth, Marsh became one of the world’s dominant insurance brokers. Until the late 1990s, each of Marsh’s numerous branch offices throughout the United States signed its own separate contingent commission agreements with insurance carriers.

32. Beginning in the late 1990s, Marsh centralized its organization and assumed greater control over both business placement and contingent commission agreements. Marsh created an office in Manhattan that came to be called Marsh Global Broking, which oversaw policy placement decisions in Marsh’s major business lines. These included Excess Casualty, Healthcare, FinPro (Financial Products) and Middle Market (businesses paying less than one million dollars in annual insurance premiums). Global Broking (also known as MMGB and MGB) was given authority over all of Marsh’s contingent commission agreements and began to replace smaller local and regional contingent agreements with large national ones, called Placement Service Agreements, or “PSAs.”

33. In addition, Marsh began internally rating the insurance companies based on how much they paid Marsh pursuant to their contingent commission agreements. In February 2002, a Marsh Global Broking managing director in the Healthcare group provided nine of his colleagues with a list of the insurance companies that were paying Marsh pursuant to contingent commission agreements. He cautioned, however, that “Some [contingent commission agreements] are better than others,” and said that soon Marsh would formally “tier” the insurance companies. Then, he said, “I will give you clear direction on who [we] are steering business to and who we are steering business from.” [Marsh-NY 17870]

34. A “tiering report” was later circulated to Global Broking executives,

listing insurance companies as belonging to tiers depending on how advantageous their contingent commission agreement was to Marsh. The instructions to the managers who received the list included a direction that they were to “monitor premium placements” to assure that Marsh obtained “maximum concentration with Tier A & B” insurance companies, those with contingent commission agreements most favorable to Marsh. [Marsh-NY 14216-17] In a September 2003 email, a Global Broking executive was even more direct: “We need to place our business in 2004 with those that have superior financials, broad coverage and pay us the most.” [Marsh-NY 17328] (emphasis added)

35. Marsh executives have issued directions about specific companies as well. For example, in April 2001, a Global Broking managing director in the Excess Casualty group in New York wrote to the heads of regional centers. She asked for “twenty accounts that you can move from an incumbent [insurance company]” to a company that had just extended its contingent commission agreement. She warned, however, “You must make sure that you are not moving business from key [contingent commission companies].” Highlighting the incentive represented by her directive, she concluded, “This could mean a fantastic increase in our revenue.” [Marsh-NY 27138]

36. The benefit of the steering system to the paying insurance companies was clear. In July 2000, an executive in Marsh Global Broking wrote to four of her colleagues to discuss “BUSINESS DEVELOPMENT STRATEGIES” with a particular “preferred” insurance company that had signed a contingent commission agreement with Marsh. In describing what Marsh had done for that company, she wrote, “They have gotten the ‘lions [sic] share’ of our Environmental business PLUS they get an unfair ‘competitive advantage[’] as our preferred [sic] [insurance company].”

37. Marsh has been explicit with insurance companies about how contingent commission agreements more favorable to Marsh would result in Marsh selling more of their policies. For example, a Global Broking executive recounted in an email dated November 7, 2003 how he told the president of a major insurance company, ACE USA, that she could meet her firm’s sales goals by agreeing to a fatter contingent commission agreement: “I made it clear that if ACE wants us to meet significant premium growth targets then ACE will have to pay ‘above market’ for such [a] stretch. . . ..” [Marsh-NY 17012] In addition to carrots, Marsh also used sticks. The notes of one insurance company executive record that Marsh threatened to “kill” the company if it did not “get to [the] right number” on the contingent commission agreement. [AIG 12142]

38. Marsh has recognized and rewarded employees who “moved” clients to insurance companies with contingent commission agreements. For example, in February 2003, a Marsh senior vice president in the Global Broking Healthcare group nominated a subordinate to become a vice president. On the nomination form, under the heading “Financial Success,” he noted that the nominee had increased Marsh’s revenue “by moving” a renewing client to an insurance company with a contingent commission agreement. He concluded: “Neighborhood Health Partnership Estimated Revenue - $390,000.” [Marsh-NY 32784] That nominee’s 2002 performance review, similarly noted that the nominee “was responsible for the renewal of a large HMO in Miami and was successful with placing of this account with a [contingent commission insurance company]—increased revenue from $120,000 to $360,000 (estimated).” [Marsh-NY 32780] A 2003 self appraisal form by that same nominee — now a vice president — stated:

“Renewed large account with [contingent commission insurance company] to demonstrate our willingness to continue our relationship. Moved a number of accounts to [contingent commission agreement carriers] for the sole reason to demonstrate partnership.” [Marsh-NY 62406] Other employees were similarly praised in performance evaluations for increasing Marsh’s contingent commission income from insurance companies “by achieving budgeted tiering goals.” [Marsh-NY 83796-97]

39. In the same vein, Marsh employees have been criticized for bucking the system. Initially, when Marsh began signing national contingent commission agreements, Global Broking not only negotiated all of the agreements but also kept all of the revenue. Many of Marsh’s local and regional offices, which had previously had their own contingent commission agreements with insurance carriers, resented the loss of revenue to the central Global Broking office and refused to have Global Broking pass on all of their placements. Eventually, Global Broking initiated a “revenue repatriation” program under which some of Global Broking’s national contingent commissions were shared with local and regional offices. In June 2003, the head of Global Broking’s Excess Casualty group wrote to an employee in Marsh’s Seattle office to chastise her for placing insurance directly with a carrier on behalf of a client, thus denying a contingent commission to Global Broking: “The GB repatriation dollars are no small component of your office’s budget. You have lowered that amount with this placement. You may want to consider this in the future.” [Marsh-NY 50455]

40. Marsh rewards to employees for steering — and its admonitions to employees who failed to steer — put the lie to Marsh’s statement that a barrier prevents Global Broking from influencing placement decisions.

41. Marsh also has entered into contingent commission agreements that create incentives to favor the incumbent carrier when a policy came up for renewal. At the time of a renewal, Marsh’s clients expect it to give unbiased advice on whether to stay with the incumbent or sign with a new carrier. Meanwhile incumbent insurance companies have paid Marsh to recommend their own renewals. For example, a 2003 contingent commission agreement with AIG Risk Management, Inc. (“AIG”) provided Marsh with a bonus of 1% of all renewal premiums if its clients renewed with AIG at a rate of 85% or higher. If the renewal rate was 90% or higher, Marsh received 2% of the renewal premium, and if the rate was 95% or higher, Marsh received 3%. [Marsh-NY 13031] Marsh even negotiated (though it ultimately did not enter into) a $1 million “no shopping” agreement whereby Marsh would have recommended to its top individual clients who had bought personal insurance policies from Chubb that they renew those policies — a paid abdication of Marsh’s duty to its clients. [CHUBB-28368]

42. Marsh’s steering harms its clients in at least two ways. First, Marsh specializes in complex insurance placements where all things are rarely equal, and where subjective judgment calls have to be made among competitors with varying coverages, financial security and price. A client relies on Marsh to make these calls strictly based on the client’s best interest, without the corrupting influence of incentive payments. Clients who have been steered have not received the service they paid for. Second, insurance carriers pass the cost of contingent commissions directly on to the clients in the form of higher premiums. Munich American Risk Partners (“Munich”), a division of American Reinsurance, for example, maintains a separate schedule of higher prices for Marsh clients because of the contingent commissions it pays. Effectively, Marsh is secretly raising the price of insurance for its clients and putting at least some of the increase in its own pocket.

E. Numerous large insurance companies have participated in a bidrigging scheme with Marsh.

43. A cast of the world’s largest insurance companies have participated in Marsh’s steering scheme. They have paid hundreds of millions of dollars for Marsh to steer business their way. At times, the insurance companies have gone much further, colluding with Marsh to rig bids and submit false quotes to unwitting clients throughout New York and across the United States.

1. AIG

44. American International Group (“AIG”) is a publicly traded company with approximately 86,000 employees and over $81 billion in annual revenues. Among its insurance lines is excess insurance which covers losses over and above the amounts covered by the insured’s primary insurance policies. Beginning in or around 2001 until at least the summer of 2004, Marsh Global Broking’s Excess Casualty Group and AIG’s American Home Excess Casualty division (AIG’s principal provider of commercial umbrella or excess liability and excess worker’s compensations insurance) engaged in systematic bid manipulation.

45. When AIG was the incumbent carrier and a policy was up for renewal, Marsh solicited what was called an “A Quote” from AIG, whereby Marsh provided AIG with a target premium and the policy terms for the quote. If AIG agreed to quote the target provided by Marsh, AIG kept the business, regardless of whether it could have quoted more favorable terms or premium.

46. In situations where another carrier was the incumbent, Marsh asked AIG for what was variously referred to as a “backup quote,” “protective quote” or “B Quote,” telling AIG that it would not get the business. In many instances, Marsh provided AIG with a target premium and the policy terms for these quotes. In these cases, it was understood that the target premium set by Marsh was higher than the quote provided by the incumbent, and that AIG should not bid below the Marsh-supplied target. For example, in October 2003, an underwriter at AIG described a particular quote that he had provided thusly: “This was not a real opportunity. Incumbent Zurich did what they needed to do at renewal. We were just there in case they defaulted. Broker . . . said Zurich came in around $750K & wanted us to quote around $900K.” [Undated AIG email] Even when AIG could have quoted a premium lower than the target, it rarely did so. Instead, AIG provided a quote consistent with the target premium set by Marsh, thereby throwing the bid.

47. In other instances, Marsh asked AIG to provide B Quotes where AIG was not supposed to get the business, but Marsh did not set a particular premium target. In these instances, AIG looked at the expiring policy terms and premium and provided a quote high enough to ensure that (1) the quote would not be a winner, and (2) in the rare case where AIG did get the business, it would make a comfortable profit.

48. In B Quote situations, AIG did not do a complete underwriting analysis. In those few situations when AIG inadvertently won B Quote business (because the incumbent was not able or willing to meet Marsh’s target), AIG personnel would “back fill” the underwriting work on the file — that is, prepare the necessary analysis after the fact.

49. Finally, Marsh came to AIG for a “C Quote” when there was no incumbent carrier to protect. Although Marsh often provided premium targets in these situations, it was understood that there was the possibility of real competition.

50. The “A, B, C” quote system was strictly enforced by Marsh through William Gilman, Executive Director of Marketing at Marsh Global Broking and a Managing Director. Gilman refused to allow AIG to put in competitive quotes in B Quote situations, and, on more than one occasion, warned that AIG would lose its entire book of business with Marsh if it did not provide B Quotes. Gilman likewise advised AIG of the benefits of the system. As he put it: Marsh “protected AIG’s ass” when it was the incumbent carrier, and it expected AIG to help Marsh “protect” other incumbents by providing B Quotes.

2. ACE

51. ACE Ltd. is a Bermuda corporation that trades on the New York Stock Exchange. ACE USA (“ACE”) is part of a group of subsidiaries that forms the ACE Insurance North America business division of ACE Ltd. In 2002, ACE decided to enter the excess casualty market by creating a separate division, called the Casualty Risk Department. ACE signed a contingent commission agreement in order to gain access to the business Marsh controlled. ACE also repeatedly provided the same type of B Quotes that AIG provided.

52. The B Quotes given to Marsh were often in amounts requested by Marsh, even though a lower quote would have been justified by an underwriting analysis. As ACE’s President of Casualty Risk summarized:

Marsh is consistently asking us to provide what they refer to as “B” quotes for a risk. They openly acknowledge we will not bind these “B” quotes in the layers we are be [sic] asked to quote but that they ‘will work us into the program’ at another attachment point. So for example if we are asked for a “B” quote for a lead umbrella then they provide us with pricing targets for that “B” quote. It has been inferred that the ‘pricing targets’ provided are designed to ensure underwriters ‘do not do anything stupid’ as respects pricing. [ACEINA-01909]

In this same email, the Casualty Risk president wrote that he “support[ed]” Marsh’s business model, which he described as “unique.”

53. An example of the operation of this system is evident in the bidding for the excess casualty insurance business of Fortune Brands, Inc., a holding company engaged in the manufacture and sale of home products, office products, golf products, and distilled spirits and wine. On December 17, 2002, an ACE assistant vice president of underwriting sent a fax to Greg Doherty, a senior vice president in Marsh Global Broking’s Excess Casualty division, quoting an annual premium of $990,000 for the policy. [ACE-INA-005754] Later that day, ACE revised its bid upward to $1,100,000. On the fax cover sheet with the revised bid, ACE’s assistant vice president wrote: “Per our conversation attached is revised confirmation. All terms & conditions remain unchanged.” [ACE-INA-005755-6]. An email the next day from the assistant vice president to an ACE vice president of underwriting explained the revision as follows: “Original quote $990,000 . . . . We were more competitive than AIG in price and terms. MMGB requested we increase premium to $1.1M to be less competitive, so AIG does not loose [sic] the business. . . .” [ACE-INA-005757]

54. This arrangement inured not only to Marsh’s benefit, but also to ACE’s. As Doherty wrote in a June 20, 2003 email to the same ACE vice president: “Currently, we have about $6M in new business [with ACE] which is the best in Marsh Global Broking so I do not want to hear that you are not doing ‘B’ quotes or we will not bind anything.” [ACE-INA-005781]

55. The bidding process for excess casualty insurance for Brambles, USA, a manufacturer of commercial industrial pallets and containers (among other products), further demonstrates the bid-rigging scheme. In June of 2003, ACE learned that Brambles was unhappy with the incumbent carrier. Despite this, Marsh asked ACE to refrain from submitting a competitive bid because Marsh wanted the incumbent, AIG, to keep the business. An ACE vice president of underwriting wrote to the ACE President of Risk and Casualty:

Our rating has a risk at $890,000 and I advised MMGB NY that we could get to $850,000 if needed. Doherty gave me a song & dance that game plan is for AIG at $850,000 and to not commit our ability in writing. [ACE-INA-005786]

56. ACE continued to provide Marsh with inflated quotes into 2004.

3. Hartford

57. Marsh did not limit its bid rigging practices to its large corporate clients. It also engaged in such conduct with The Hartford Financial Services Group (“Hartford”) — a provider of life group benefits, auto, home ownership and business insurance — with respect to Marsh’s “Middle Market” and small business clients.

58. Middle Market insurance provides coverage for companies where the annual premium ranges from tens of thousands of dollars to around $1 million. Hartford became a “partner market” — meaning it agreed to pay contingent commissions — with Marsh’s so-called Advantage America program in July 2003. The Advantage America program was developed by Marsh to fold its small commercial property/casualty business into its Middle Market group. With annual premiums in the range of $25,000 to $200,000 dollars, this program provided coverage to small businesses. Marsh centralized all of this small business insurance placement in an office in Lake Mary, Florida, near Tampa.

59. Hartford was given the advantage of office space in Marsh’s Lake Mary facilities. On numerous occasions during 2003 and 2004, Marsh employees asked the two Hartford underwriters assigned to this facility, either in person or by telephone, to provide an inflated quote or “indication” (non-binding proposed price) for insurance coverage for a small business. Typically, Hartford’s underwriters were told to price the quote or indication 25% above a particular number, and that by doing so Hartford need not worry that it would get the business. Hartford colluded in the scheme.

60. Marsh did not restrict its bid rigging in the Middle Market to small businesses. Marsh’s Los Angeles area Global Broking office handled larger Middle Market risks with annual premiums reaching $1 million. The Marsh Los Angeles office is in the same office building as Hartford’s. Starting as far back as 2000, Marsh employees, on virtually a daily basis, asked Hartford for inflated quotes or indications in a manner similar to the process described above for the Florida facility. In Los Angeles, however, Marsh often provided Hartford with a spreadsheet showing the accounts for which it wanted Hartford to provide a losing quote or indication, along with other insurers’ quotes. It instructed Hartford to quote some percentage, typically 25%, above the other insurers’ quotes on the spreadsheet to ensure that Hartford would not get the business. These were referred to as “Throwaway Quotes.” Hartford provided the inflated quotes.

61. On even larger risks in Southern California, those of over $1 million of annual premium, Marsh similarly asked for inflated quotes or indications, also providing spreadsheets containing other insurers’ quotes to Hartford. Hartford provided these quotes as well. Hartford provided these quotes and indications because Marsh was its biggest broker, and it felt that Marsh would limit its business opportunities if it refused.

4. Munich-American Risk Partners

62. As of 2001, Munich had entered into separate contingent commission agreements with Marsh’s Excess Casualty, Property, FINPRO (Financial Products) and Health Spectrum Groups. Munich adjusted its rates to pass the costs of these agreements on to its clients. When pricing Marsh business, Munich determined the base premium for the policy, added a percentage to reflect the expected contingent commission and sent the quote to Marsh.

63. In 2000, Munich disclosed the existence of its contingent commission agreement with Marsh to a significant client to explain the contingent commissions that were being passed on to the client. Marsh was furious, and chastised Munich. A senior vice-president at Munich, apologized to Marsh in an email: “We acknowledge that this was inappropriate behavior . . . .” He told Marsh that Munich would: “do the necessary to eliminate all documentation, electronic or otherwise, that references or otherwise alludes to the [contingent commissions]. I apologize for the consternation that this has caused within the Marsh organization.” [MARP 1226]

64. Throughout 2001 and early 2002, the Marsh Global Broking Excess Casualty Group repeatedly requested that Munich provide “favors” designed to assist Marsh in its bid rigging process. The panoply of market-manipulative “favors” that Marsh requested from Munich included:

•	Requests to submit “false quotes” to allow Marsh to manipulate market pricing and present other carriers’ quotes in a more favorable light [MARP 596];

•	A request on a particular account that Munich either decline the risk altogether or submit a quote higher than the incumbent quote [December 18, 2001 email from a Marsh senior vice president to a Munich regional manager];

•	Requests that Munich not bid on a renewal because Marsh owed the incumbent a favor and didn’t want Munich to come in with a lower quote [December 6, 2001 email from Marsh senior vice president to a Munich regional manager]; and

•	A request for an artificially inflated initial quote so that Marsh could look good to the client when it “negotiated” the quote down [MARP 637].

65. Throughout 2001, Marsh also asked Munich to act as “back-up or wait in the wings” at several client presentations. [MARP 581, 562] That is, Marsh asked Munich to attend presentations for prospective clients with whom Munich was already out of the running. One Munich regional manager characterized these presentations as mere “Drive bys.” [MARP 562] For example, in 2001 Marsh sent Munich an email request explaining that it “needed to introduce competition” at a prospective client presentation and needed Munich to send a “live body.” [MARP 2198, 2199] Frustrated with Marsh’s continuous requests for “live bodies,” one Munich regional manager responded, “WE DON’T HAVE THE STAFF TO ATTEND MEETINGS JUST FOR THE SAKE OF BEING A ‘BODY.’ WHILE YOU MAY NEED ‘A LIVE BODY,’ WE NEED A ‘LIVE OPPORTUNITY.’” [MARP 2198]

66. These business practices were known to Munich management. In preparing for an April 2001 meeting with Marsh, a senior vice-president solicited reactions from his regional managers regarding their experiences with Marsh Global Broking. [MARP 557-563] He then cut and pasted the managers’ comments into a single document and circulated it to them for discussion. Complaints and reactions from the Munich regional managers included:

I am not some Goody Two Shoes who believes that truth is absolute but I do feel I have a pretty strict ethical code about being truthful and honest with people. And when I told [sic] I have to say certain things I know to be untrue to people I respect and have known for a long time, it is not what I feel I should be asked to do of [sic] what this company stands for. Yet it has already happened several times and I have either had to dodge the client and broker on the issue, which won’t always work, or risk making GB [Global Broking] angry by telling a carefully edited version of the truth, which was more than they wanted out but less than satisfying to the client or broker. [MARP 560]

This idea of “throwing the quote” by quoting artificially high numbers in some predetermined arrangement for us to lose is repugnant to me, not so much because I hate to lose, but because it is basically dishonest. And I basically agree with the comments of others that it comes awfully close to collusion or price fixing. [MARP 560]

WHAT ARE THE RULES ON PRICING - ARE WE TO QUOTE OUR NUMBERS OR WHAT MGB [MARSH GLOBAL BROKING] WANTS US TO QUOTE - HOW DOES THEIR INTERNAL PREFERRED MARKET THING WORK? [MARP 562]

F. The Greenville County School Project

67. Marsh’s involvement with the Greenville, South Carolina Public School District illustrates how Marsh both abused its fiduciary role in an attempt to secure a contingent commission agreement with an insurance company and rigged the bidding process.

68. In the 1990’s, Greenville County, South Carolina experienced unanticipated student growth beyond the capacity of then existing facilities for the 62,000 school children in the district. In addition, many of the existing schools needed extensive renovations. The school district, through a non-profit corporation named BEST (Building Equity Sooner for Tomorrow), raised $800 million by selling bonds to fund the renovation, expansion, and new construction of fifty-five school facilities (the “Greenville project”). BEST hired Institutional Resources, LLC, as the program manager and procurement agent for the project. As part of its responsibilities, Institutional Resources had to procure insurance coverage for the project.

69. Lacking expertise in insurance, Institutional Resources hired Marsh after conducting a search and evaluating broker proposals. In Marsh’s application materials provided to Institutional Resources, it pledged its loyalty to its clients, going so far as to include a section devoted to Marsh’s role as a “trusted business advisor.” [Response to RFP for Greenville County School District] For its role in the Greenville project, Marsh was to be paid approximately $1.5 million.

70. During the bidding process, there were two serious bidders who competed for the business: Zurich North America (“Zurich”) and ACE. Unbeknownst to Greenville, however, while this bidding process was ongoing Marsh held out the Greenville project as a “carrot” in its effort to entice Zurich to sign a contingent commission agreement. In a December 12, 2002 email, Joan Schneider, a Marsh Global Broking executive, explained to Zurich:

[Y]ou are currently in the running on Greenville Country [sic] School System (FIX cost near 3MM) .... neck and neck with ACE who we have a PSA with ....... Will bind most likely after the first of the year ...... where are we on the [contingent commission] agreement ..... Left messages but haven’t heard from you ...... hint hint. [Marsh-NY 14619-20]

71. Between the December 12, 2002 email and the award of the contract on January 3, 2003, the contingent commission negotiations progressed and the project was awarded to Zurich. Although Zurich and Marsh never entered a contingent commission agreement, Marsh made clear its view of the linkage:

[p]er our conversation today, (sorry to call you during your vacation) the good news is that we are binding Greenville County School with you today!!!!!! We worked hard to get this to you and as we discussed expect it to be part of the [contingent commission]

agreement. On your return Monday, I hope you and your regional folks can get this ironed out ....... this is a great start to the New Year and would like to keep it going. [Id.]

72. As part of its vigorous effort to steer the Greenville contract to Zurich, Marsh sought a false bid from a competing insurer and then, despite that insurer’s refusal, submitted a wholly fictitious bid on that insurer’s behalf. On December 16, 2002, Glenn R. Bosshardt, the Global Broking vice-president assigned to the project and Joan Schneider’s subordinate, contacted an assistant vice-president of underwriting at CNA, an individual with whom he had previously worked and who had already told Bosshardt that CNA had no interest in bidding on the Greenville project. In an email Bosshardt stated:

[P]er my voicemail, we need to show a CNA proposal. I will outline below the leading programs (ACE & Zurich). I want to present a CNA program that is reasonably competitive, but will not be a winner. [Marsh-NY 89930] (emphasis added)

Bosshardt proceeded to reveal the ACE and Zurich quotes on the project and then proposed numbers that CNA should quote in order to lose the bid but still appear to have been competitive. Although CNA never authorized Marsh to submit this bid, it was submitted to Institutional Resources as a legitimate competing bid. [Marsh-NY 89630-31]

73. Notably, Marsh — at a time when the prospect for a contingent commission agreement with Zurich remained real — advised Institutional Resources that Zurich was a superior company and should be awarded the bid. Marsh did not disclose to Institutional Resources either that it was seeking a contingent commission agreement from Zurich, or that it had falsely submitted a bid under CNA’s name. Institutional Resources followed Marsh’s recommendation and awarded the project to Zurich.

74. Even though Zurich and Marsh never entered into the [contingent commission] agreement, in his 2003 performance review, Bosshardt was praised for having “assist[ed] in the implementation of MMGB’s excess liability strategy to maximize contingent commission revenue.” [2003 Balance Scorecard]

CONCLUSION

75. Marsh’s conduct had the purpose or effect, or the tendency or capacity, unreasonably to restrain trade and to injure competition and purchasers, both in New York and in interstate commerce, by, among other things:

(a) Limiting the number of insurers competing to sell insurance to persons seeking such insurance;

(b) Allocating the market for the sale of insurance; and

(c) Using inflated bids, prices and other terms of sale with respect to insurance to mask the absence of free and open competition by insurers for the sale of such insurance.

76. In consequence, competition in the sale of insurance from or in New York State and elsewhere was substantially reduced and otherwise unlawfully restrained.

77. In addition, defendants, by failing to disclose material information about their business conduct and activities to purchasers, sellers and holders of Marsh stock, committed a fraud.

78. Finally, defendants’ actions as set forth above were gross, wanton and willful; were aimed at the public generally; and involved a high degree of moral culpability.

FIRST CAUSE OF ACTION

(Fraudulent business practice – Executive Law §63(12))

79. The acts and practices alleged herein constitute conduct proscribed by § 63(12) of the Executive Law, in that defendants engaged in repeated fraudulent or illegal acts or otherwise demonstrated persistent fraud or illegality in the carrying on, conducting on transaction or a business.

SECOND CAUSE OF ACTION

(Antitrust - Gen. Bus. Law §340 et seq.)

80. Beginning at least in or about 2001 and continuing through in or about 2004, Marsh, together with AIG, ACE, Hartford and others conspired unreasonably to restrain trade and commerce in violation of the Donnelly Act, Gen. Bus. L. § 340 et seq., by, among other things: (1) providing persons seeking to purchase primary insurance with collusive, fictitious or otherwise non-competitive bids or other terms of sale; (2) allocating the opportunity to sell, and the sale of, insurance to clients; and (3) creating a scheme to pay Marsh to implement the unlawful conspiracy.

81. As a result of this conspiracy, clients purchased insurance at prices higher than they would have paid, and on terms less favorable than would have been available, in a competitive market.

82. Marsh’s acts are a per se violation of the Donnelly Act. Alternatively, Marsh’s acts violate the Donnelly Act under a rule of reason analysis.

83. Various persons, not named as defendants, participated as co-conspirators in the violations alleged, and performed acts and made statements in furtherance of that conspiracy.

THIRD CAUSE OF ACTION

(Securities Fraud - Gen. Bus Law §352-c)

84. The acts and practices of the defendants alleged herein violated Article 23- A of the General Business Law, in that they involved the use or employment of a fraud, deception, concealment, suppression, or false pretense, engaged in to induce or promote the issuance, distribution, exchange, sale, negotiation or purchase within or from this state of securities.

FOURTH CAUSE OF ACTION

(Securities - Gen. Bus. Law §352-c)

85. The acts and practices of the defendants alleged herein violated Article 23- A of the General Business Law, in that defendants engaged in an artifice, agreement, device or scheme to obtain money, profit or property by a means prohibited by § 352-c of the General Business Law.

FIFTH CAUSE OF ACTION

(Unjust Enrichment)

86. By engaging in the acts and conduct described above, defendants unjustly enriched themselves and deprived their clients and the investing public of a fair market place.

SIXTH CAUSE OF ACTION

(Common Law Fraud)

87. The acts and practices of Marsh alleged herein constitute actual and/or constructive fraud under the common law of the State of New York. WHEREFORE, plaintiff demands judgment against the defendants as follows:

A. Enjoining and restraining Marsh, its affiliates, assignees, subsidiaries, successors and transferees, their officers, directors, partners, agents and employees, and all other persons acting or claiming to act on their behalf or in concert with them, from engaging in any conduct, conspiracy, contract, agreement, arrangement or combination, and from adopting or following any practice, plan, program, scheme, artifice or device similar to, or having a purpose and effect similar to, the conduct complained of above.

B. Directing that Marsh, pursuant to Articles 22 and 23-A of the General Business Law, § 63(12) of the Executive Law and the common law of the State of New York, disgorge all profits obtained, including fees collected, and pay all restitution, and damages caused, directly or indirectly by the fraudulent and deceptive acts complained of herein;

C. Directing that Marsh pay plaintiff’s costs, including attorneys’ fees as provided by law;

D. Awarding punitive damages against Marsh;

E. Directing such other equitable relief as may be necessary to redress Marsh’s violations of New York law; and

F. Granting such other and further relief as may be just and proper.

Dated:	New York, New York October 14, 2004

ELIOT SPITZER
Attorney General of the State of New York
Attorney for Plaintiff
120 Broadway, 23rd Floor
New York, New York 10271
(212) 416-8198

By:
David D. Brown, IV
Assistant Attorney General

Of Counsel:

Michael A. Berlin

Maria Filipakis

Matthew J. Gaul

Melvin L. Goldberg

Assistant Attorneys General

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